Exhibit 99.1

August 7, 2020

Pulmatrix Reports Q2 2020 Results and Business Updates

Strategic Partner Sensory Cloud Advancing Toward Commercial Launch of FEND in Fall 2020

as OTC Nasal Hygiene Product for COVID-19

Received MHRA approval of the PUR1800 Ph1b clinical trial, enabling a study start in 2H 2020

Strengthened balance sheet with gross proceeds from

a registered direct offering in April and a warrant exercise transaction in July

LEXINGTON, MA – Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, today reports its Q2 2020 financial results and provides a business update.

“The second quarter has been marked with important progress for our strategic partnership with Sensory Cloud,” said Ted Raad, Chief Executive Officer of Pulmatrix. “The recent publication of data demonstrating the ability of FEND to suppress the exhalation of respiratory droplets, which can transmit airborne infections, leaves us confident that our proprietary NasoCalm technology can be applied to provide an important new OTC hygiene option for addressing the spread of COVID-19. We look forward to an anticipated commercial launch in the fall of this year and believe the royalty stream from the commercialization of FEND, upon the commencement of sales, could be an important source of non-dilutive funding to fuel our internal development pipeline.”

Mr. Raad continued, “Together with our partner Cipla, we decided to end our Phase 2 clinical study of Pulmazole for the treatment of asthma patients with ABPA. We are leveraging this pause in our development program to prepare for a new Phase 2b study of longer study duration and inclusion of efficacy endpoints that are intended to better inform and propel the program forward. While we prepare for a potential study start in 3Q 2021, we are working with Cipla to amend the Phase 2 development and commercialization agreement to include the new Phase 2b development plan and budget. In our partnership with Johnson & Johnson, we achieved a significant milestone with the MRHA approval of the PUR1800 Ph1b study, enabling us to start the study in 2H 2020.”

Q2 and Recent Highlights:

●	Announced partner Sensory Cloud’s progress towards the commercialization of FEND, an over the counter (OTC) nasal hygiene product that is comprised of proprietary Pulmatrix NasoCalm formulations (PUR003 and PUR006) of sodium chloride and calcium chloride salts licensed from Pulmatrix. FEND is designed to provide, among other potential benefits, an ability to suppress the exhalation of droplets of airway lining fluid, which can transmit airborne infection with an anticipated commercial launch in the fall of 2020. Pulmatrix will receive escalating royalties from worldwide revenues upon commencement of sales.

●	Announced the publication of NasoCalm development data, along with data generated by Sensory Cloud, in the Quarterly Reviews of Biophysics, demonstrating a reduction in airborne particles in exhaled air over time following FEND administration. These data suggest FEND provides hygienic benefit that may augment current social distancing and hygiene measures for addressing the spread of COVID-19 and other airborne pathogens.

●	Due to past enrollment delays, coupled with the impact of the COVID-19 pandemic on enrollment, Pulmatrix and Cipla ended its Phase 2 clinical study of Pulmazole for the treatment of allergic bronchopulmonary Aspergillosis (ABPA). Pulmatrix intends to initiate a new Phase 2b clinical study in 3Q 2021 with up to four months of dosing and the addition of trial efficacy endpoints, replacing the Phase 2 clinical study which focused on safety and tolerability endpoints. Top-line data is anticipated 18 months after site activation start. Due to the changes in the development of Pulmazole, Pulmatrix and Cipla are negotiating amendments to the development and commercialization agreement.

●	The Medicines and Healthcare Products Regulatory and Approval Agency (MHRA) approved in July the PUR1800 Ph1b clinical trial, enabling Pulmatrix plans to begin the study in the United Kingdom during 2H 2020.

●	Appointed Chris Cabell, M.D. to the Pulmatrix Board of Directors. As current Head of Research & Development and Chief Medical Officer at Arena Pharmaceuticals, with prior experience as Chief Medical and Scientific Officer at Quintiles, Dr. Cabell possesses the critical skills that will be beneficial in the strategy for Pulmatrix pipeline programs. Steven Gills, Ph.D., will step down from the Board of Directors on September 1, 2020.

●	Strengthened balance sheet with gross proceeds from a registered direct offering in April and a warrant exercise transaction in July, in order to support ongoing preclinical and anticipated clinical programs for Pulmazole, PUR1800, other pipeline assets and general working capital needs.

Financials

As of June 30, 2020, Pulmatrix had $27.3 million in cash compared to $23.4 million as of December 31, 2019.

Pulmatrix generated $3.5 million of revenue in the second quarter of 2020, compared to $4.8 million in the second quarter of 2019. The revenue for the first quarter of 2020 was the result of the collaboration and licensing agreements with Cipla and JJEI, respectively.

Research and development expenses for the second quarter of 2020 and 2019 were $3.2 million. Included in the second quarter of 2020 costs were pre-clinical toxicology costs for the PUR1800 program and clinical study costs incurred for the Phase 2 Pulmazole study.

General and administrative expenses for the second quarter of 2020 were $1.5 million compared to $3.1 million in the second quarter of 2019. The decrease of $1.6 million was due to decreased spend in employment costs primarily as a result of reduced share-based compensation expense of $1.1 million in 2020, a $0.3 million milestone payment in 2019 and a $0.2 million reduction in legal and patent expense in 2020.

Net loss was $1.2 million for the first quarter of 2020 and $7.8 million for the first quarter of 2019. The net loss for both periods was due to spend on the Pulmazole study and PUR1800 manufacturing costs for the upcoming planned Phase 1b clinical study.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is initially focused on advancing treatments for serious lung diseases, including Pulmazole, an inhaled anti-fungal for patients with allergic bronchopulmonary aspergillosis (“ABPA”), and PUR1800, a narrow spectrum kinase inhibitor in lung cancer. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its annual report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2020 as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact
Timothy McCarthy, CFA
212.915.2564

tim@lifesciadvisors.com

PULMATRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	At June 30, 2020	At December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,255	$23,440
Accounts receivable	353	7,200
Prepaid expenses and other current assets	1,448	777
Total current assets	29,056	31,417
Property and equipment, net	277	270
Operating lease right-of-use asset	1,958	630
Long-term restricted cash	204	204
Goodwill	3,577	3,577
Total assets	$35,072	$36,098
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$291	$600
Accrued expenses	3,445	2,514
Operating lease liability	861	675
Deferred revenue	10,039	13,411
Total current liabilities	14,636	17,200
Operating lease liability, net of current portion	1,184
Deferred revenue, net of current portion	5,367	7,879
Total liabilities	21,187	25,079
Commitments (Note 8)
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 authorized and 0 issued and outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock, $0.0001 par value — 200,000,000 shares authorized; 25,749,356 and 19,994,560 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively.	3	2
Additional paid-in capital	234,899	226,178
Accumulated deficit	(221,017)	(215,161)
Total stockholders’ equity	13,885	11,019
Total liabilities and stockholders’ equity	$35,072	$36,098

PULMATRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended June 30,
	2020	2019
Revenues	$3,500	$4,819

Operating expenses
Research and development	3,184	3,164
General and administrative	1,490	3,128
Impairment of goodwill	—	6,474
Total operating expenses	4,674	12,766
Loss from operations	(1,174)	(7,947)
Other income (expense)
Interest income	13	102
Settlement expense	—	—
Other income/(expense), net	(9)	1
Net loss	$(1,170)	$(7,844)
Net loss per share, basic and diluted	$(0.05)	$(0.41)

Weighted average shares of common stock used to compute basic and diluted net loss per share	24,376,571	19,216,172